Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage Financial Corporation:

We consent to the use of our report dated March 2, 2012, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Heritage Financial Corporation and subsidiary for the year ended December 31, 2011, incorporated herein by reference.

Seattle, Washington

May 1, 2014